Exhibit 10.15(A)

February 5, 2007

Dr. Steven Benner

[Address]

Dear Steven,

It gives me great pleasure to offer you the position of Senior Vice President and Chief Medical Officer of OncoMed Pharmaceuticals, Inc. (“OncoMed” or “the Company”).

The terms of our offer to you are as follows:

Title:	Senior Vice President and Chief Medical Officer

Reporting to:	Paul J. Hastings, President & CEO

Base Salary:	Your Base Salary will be $28,333.00 per month (a $340,000 annualized rate), payable in accordance with customary Company payroll procedures then in effect for others employed by the Company, subject to review on an annual basis.

Annual Bonus:	Bonus eligibility up to 25% of your base salary. This Bonus will be based upon achievement of (1) corporate goals and (2) specific department and personal goals to be agreed to by the President & CEO.

Stock Options	Subject to final approval of the Board, you will be granted an option to purchase 575,000 shares of common stock of Company (the “Option”). At your request, the Option shall be an incentive stock option to the maximum extent permitted under the applicable federal income tax rules and shall have an exercise price equal to the fair market value of Company’s stock as of the date the Option is granted. Subject to your remaining continuously employed by Company as of each such date the Option shall vest and become exercisable with respect to 20% of the shares subject to the Option on the first anniversary of your commencement of employment, and shall become vested in equal monthly installments thereafter, such that the Option is vested and exercisable with respect to 100% of the shares subject to the Option on the fifth anniversary of the Option’s date of grant. The specific terms of the Option grant will be set forth in a written Stock Option Agreement between you and the Company which will be executed after your employment commences with Company. You will also be eligible for additional stock option grants, based on your performance, and as part of general company practices.

Change of Control	In the event of a “Change In Control” (as defined in the OncoMed Pharmaceuticals, Inc. Stock Incentive Plan), the vesting of an additional 12 months of any then-unvested shares or stock options will be accelerated. The balance will continue to vest at the same monthly rate as they would have vested if no such acceleration had occurred. In addition, in the event that you are terminated without “Cause” or terminate your own employment for “Good Reason” (as defined below) within eighteen months after a “Change in Control,” 50% of any shares or stock options which are not vested at the time of your termination will accelerate and become vested. In the event of termination without “Cause” or for “Good Reason” your Base Salary will continue for six months and your basic employee benefits for twelve months. Payments will be made during the continuation period according to the Company’s normal payroll policy. Receipt of the salary and benefits provided to you under this paragraph will be conditioned on your executing a standard form of release of the Company and associated persons from any claims against the Company and such associated persons, and subject to mitigation obligations. In this context “Cause” shall mean (i) your gross negligence, willful misconduct, or repeated, willful and flagrant insubordination in the performance of your duties to the Company as directed by the Board which remains uncured more than thirty days following written notice from the Board of its belief that there is Cause for your termination under this clause (i); (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful commission of any federal or state felony; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company , or any willful violation of a Federal or State law that significantly reduces the credibility of the company, or affects the company in a materially financial way. No act or failure to act by you shall be deemed “willful” if done or omitted to be done by you in good faith and with the reasonable belief that your act or omission was in the best interest of the Company or consistent with the Company’s policies or the directive of the Board. For purposes of this letter agreement, “Good Reason” shall mean your termination of your employment following a Change in Control by reason of the material diminution of your duties and responsibilities (such as the loss of oversight as Chief Medical Officer or the senior officer responsible for clinical development, clinical operations, data management, regulatory, and clinical safety of the Company’s operations such that your overall responsibilities are materially reduced), the reduction of your overall compensation other than as a part of a general reduction for all executive officers, or the transfer of your principal place of business for the Company more than 10 miles south or west, or 50 miles north or east from the Company’s current Redwood City, California location.

Vacation:	In accordance with Company policy.

Benefit Plans:	You shall be entitled to the Company’s basic employment benefits available to all Company employees, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

At Will:	The Company’s employees serve on an at-will basis. Your employment is voluntary and for no set period. If you accept employment with the Company, you will be free to resign at any time. Likewise, the Company will be free to terminate your employment at any time, with or without good cause or for any or no cause.

Employment Terms:	This offer of employment is contingent upon your signing and returning to the Company on or before your employment start date, the Company’s standard form of “Confidential Information and Invention Assignment Agreement.” That agreement provides, among other things, that you will not solicit employees of the Company for a period of one year following termination of your employment by the Company for any reason. In addition, you will not accept any additional outside business responsibilities (such as serving on the Board of Directors of other companies) without the prior approval of the President and CEO of OncoMed.

Expenses:	The Company will reimburse reasonable business-related expenses incurred by you in accordance with applicable Company policies.

Start Date:	As soon as practicable, at your election, but in no event later than February 16, 2007. Please be advised that your employment is contingent on your ability to prove your authorization to work in the United States. You must comply with the Immigration and Naturalization Service’s employment verification requirements.

Please note that this offer letter sets forth the entire agreement and understanding between you and the Company regarding your employment relationship and supersedes any other written or oral representation, promise or discussion.

To indicate your acceptance of this offer, please sign and return one copy of this letter to me. Steve, we are very much looking forward to having you as Senior Vice President and Chief Medical Officer.

Yours very truly,

/s/ Paul J. Hastings
Paul Hastings President and Chief Executive Officer OncoMed Pharmaceuticals, Inc.

By accepting this offer you agree this is a full-time position, and you will make every effort necessary to perform adequately the duties that are assigned to you.

Agreed and accepted:

/s/ Steven Benner Steven Benner	05 FEB 07 Date

5